Exhibit 10.51

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT dated this 22nd day of March, 2006 (this “First Amendment”) is entered into by and between Continental 95 Fund, LLC, Wisconsin limited liability company (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

Recitals

A.            Purchaser and Seller entered into that certain Purchase and Sale Agreement dated February 3, 2006 (the “Purchase Agreement”) providing for the purchase and sale of the Shakopee Shopping Center in Shakopee, Minnesota.

B.            Purchaser and Seller now desire to amend the Purchase Agreement as set forth herein.

Amendments

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Contingencies. Purchaser hereby waives its right to terminate the Purchase Agreement based upon the following matters:

                (a)  Environmental inspection;

                (b)  Engineering inspection;

                (c)  Appraisal and financial analysis;

                (d)  Site inspection;

                (e)  Tenant Estoppels;

                (f)  Survey;

                (g)  Items delivered as “Seller’s Deliveries;” and

                (h)  Lease/REA review.

2.             Closing. The date of Closing shall be extended to April 6, 2006.

3.             Closing Funds. Provided that Seller has previously deposited with Escrowee (as defined in the Purchase Agreement) all instruments and documentation required of it to close the transaction contemplated by the Purchase Agreement and all other conditions to Purchaser’s obligation to close have been met or waived by Purchaser, Purchaser shall deposit the funds necessary for the Closing with the Escrowee on April 4, 2006.  The parties shall prorate rent and other items effective April 4, 2006.

4.             Conflicts. In the event of a conflict between the terms and conditions of this First Amendment and the terms and conditions of the Purchase Agreement, the terms and conditions of this First Amendment shall control.  In all of the respects, the terms and conditions of the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and date first written above.

SELLER:

CONTINENTAL 95 FUND, LLC, a Wisconsin limited liability company
By:	Continental Properties Company, Inc., its Manager

By:	/s/ Thomas J. Keenan

Its:	Exec. V.P.

By:	/s/ [illegible]

Its:	Vice President

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ Lou Quilici
Its:	SRVP

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Phone: (630) 218-4925  Fax: (630) 218-4935

www.inlandgroup.com

February 3, 2006

Seller or Beneficiary of the Titleholding Trust (Seller)

or Holder of the Power of Direction

c/o Mid-America Real Estate Corp. (Broker)

Attn: Rick Drogsz

Two Mid-America Plaza, Third Floor

Oakbrook Terrace, IL 60181

Re:        SHAKOPEE SHOPPING CENTER

                SHAKOPEE, MN

Dear Mr. Drogosz:

This letter represents this corporation’s offer to purchase the Shakopee Shopping Center with 103,442 net rentable square feet, situated on approximately 12 acres of land, located at 1698 Vierling Drive, Shakopee, MN.

The above property shall include all the land and buildings and common facilities, as well as all personally within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all Intangible rights relating to the property.

This corporation or its nominee will consummate this transaction on the following basis:

1.                       The total purchase price shall be $16,002,621.00 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at closing 30 business days following the acceptance of this agreement (see Paragraph 10).

2.                       Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced property is leased to the tenants described on Exhibit A.  Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3.                       Seller warrants and represents to Seller’s knowledge and except as described in the Seller Deliveries (a) that the property is free of municipal violations, (b) the interior and exterior structures are in a good state of repair, (c) the property is in full compliance with Federal, State, City and County ordinances, including ADA compliance and environmental laws, and (d) no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4.                       Prior to closing, Seller shall not enter into or extend any agreements without Purchaser’s approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller.  Any work presently in progress on the property shall be completed by Seller prior to closing.

SHAKOPEE SHOPPING CENTER - SHAKOPEE, MN

January 16, 2006

5.                       Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable.  Purchaser’s sole remedy in connection with any failure of Seller to deliver acceptable estoppels shall be to terminate the Contract by written notice to Seller,

6.                       Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

7.                       This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form required in the leases.

8.                       The above sale of the real estate shall be consummated by conveyance of a full warranty deed subject to easements, restrictions and covenants of record from Seller to Purchaser’s designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser’s lender, if any, and the money lender’s escrow, provided that such shall be at Purchaser’s sole expense.

9.                       The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances subject to easements, restrictions and covenants of record, and an ALTA form B owner’s title policy with complete extended coverage, waiving off all new construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of one (1) year, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses.  At closing, Seller shall provide 1) a credit to Purchaser for all unpaid real estate taxes for the year prior to closing; and 2) with regard to the year of closing, Seller shall provide Purchaser with a credit in the amount equal to the estimated real estate taxes collected by Seller from tenants which pay estimated real estate taxes on a monthly basis..

10.                 Purchaser’s obligation to close is contingent upon neither Seller (Landlord), any tenant or guarantor being in default on any lease or agreement at closing, or there being any threatened or pending litigation.

11.                 Seller warrants and represents that he has paid all unemployment taxes to date.

12.                 Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property.  This offer is subject to Purchaser’s satisfaction that all guarantees and warranties survive the closing and are assigned and transferred to Purchaser at Closing.

13.                 This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached.

14.                 Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to Mid-America Real Estate Corp.  Said commission shall be paid through the closing escrow.

15.                 Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all outlots and all Table A optional survey responsibilities and acceptable to Purchaser and the title company.  Purchaser shall pay for the cost of updated survey unless this transaction closes in which case Seller shall pay.

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Purchaser acknowledges that Seller has delivered the inducements, abatements, concessions or cash payments given to tenants and Leases and any and all reports, enviromental report, appraisal, investigations, studies in the Seller’s possession with respect to the Property identified on the attached Exhibit B (collectively “Seller’s Deliveries”).  Purchaser acknowledges that except with respect to Leases, Seller does not warranty or represent to the accuracy of any information contained in the Seller’s Deliveries.  Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports at Purchaser’s sole expense, including at least a one-year audit of the books and records of the property thirty (30) business days from the date of execution of this Purchase Contract, during which time to, among other things, complete Purchaser’s due diligence.

Prior to closing, Purchaser shall either indicate Purchaser’s decision to terminate this Contract for any reason or shall waive any of the above contingencies or shall notify Seller of Purchaser’s decision to terminate this Contract for any reason, in which latter case the Contract shall expire.  In the event Purchaser shall fail to notify Seller of the satisfaction or waiver of the contingencies on or before the closing, the same shall be deemed to have been waived and the parties should proceed to closing.

This offer is, of course, predicated upon the Purchaser’s review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants’ and guarantors’ financial statements, sales figures, representations of income and expenses made by Seller, site inspection, enviromental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualifies, complies with and can be used in a public offering.

The parties shall cooperate in the event either party decides to undertake this transaction as a 1031 Exchange.

If this offer is acceptable, please have the Seller sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by February 13, 2006.

Sincerely,

ACCEPTED:		INLAND REAL ESTATE ACQUISITIONS, INC.
or nominee
By:	/s/ Thomas J. Keenan
Thomas Keenan, Executive Vice President		/s/ Lou Quilici
Date:	2/7/06	Lou Quilici
Senior Vice President

/s/ G. Joseph Cosenza
G. Joseph Cosenza
Vice Chairman

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